Exhibit 3.27

AMENDED & RESTATED

OPERATING AGREEMENT

OF

EATON ELECTRIC HOLDINGS LLC

THE UNDERSIGNED is the sole Member of Eaton Electric Holdings LLC, a limited liability company formed under the laws of the State of Delaware. The undersigned hereby adopts this Amended & Restated Operating Agreement pursuant to the provisions of the Delaware Limited Liability Company Act (the “Act”), Title 6, Chapter 18, et seq., as amended from time to time, effective as of May 7, 2013 (the “Effective Date”) and does hereby certify and agree as follows:

I. NAME

The name of the Company is Eaton Electric Holdings LLC. The business of the Company may be conducted under such trade or fictitious names as the Member may determine.

II. FORMATION

The Company was created as a result of the conversion of BZ Holdings Inc., a Delaware corporation (“BZH”) on December 21, 2012, upon the filing of a Certificate of Conversion with the Delaware Secretary of State.

III. OFFICES; REGISTERED AGENT

a. The principal office of the Company is located at 1209 Orange Street, Wilmington, Delaware. The Company may have other offices, inside or outside the state of Delaware as the Member may designate.

b. The registered office of the Company in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware. The registered agent of the Company for service of process at that address is The Corporation Trust Company.

IV. PURPOSE

The purpose of the Company is to engage in any lawful business that may be engaged in by a limited liability company organized under the Delaware Limited Liability Company Act.

V. MEMBER; MEMBERSHIP INTERESTS

As of the Effective Date, the sole Member of the Company is Eaton US Holdings, Inc. The Company shall have one class of Membership Interests. The name, mailing address and number of Membership Interests held by the sole Member are set forth on Exhibit A, attached hereto.

VI. CAPITAL CONTRIBUTIONS

The Company shall maintain records concerning the capital contributions made by the Member from time to tune,

VII. ALLOCATIONS AND DISTRIBUTIONS

a. As long as the Company is disregarded for federal tax purposes, the profits and losses and cash flow of the Company shall be allocated and distributed to the Member for each fiscal year at such time and in such manner as the Member determines.

b. The Company shall maintain, at its principal office, appropriate books and records, kept in accordance with accounting principles consistently applied.

VIII. MANAGEMENT OF THE COMPANY; OFFICERS

a.	The Company will be managed by the Member.

b. Subject to the delegation of rights and powers provided for herein, the Member will have the sole right to manage the business of the Company and will have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company.

c. The following persons were elected as officers of the Company to serve in the position set forth opposite their names and to hold office until their respective successors have been duly elected and qualified:

Richard H. Fearon	President and Chief Financial Officer
Billie K. Rawot	Vice President and Controller
Trent M. Meyerhoefer	Vice President and Treasurer
Mark M. McGuire	Vice President and General Counsel
Lizbeth L. Wright	Assistant Secretary

The Member may appoint such additional officers as the Member may deem necessary or appropriate to assist with managing the business and affairs of the Company. Any two or more offices may be held simultaneously by the same person.

d. The officers of the Company shall hold office until their successors are chosen and qualified, except in case of resignation, death or removal. The Member may remove any officer at any time with or without cause. A vacancy in any office, however created, may be filled by the Member.

e. Each of the officers shall have such powers and duties as pertain to that office and as may be prescribed by the Member, in addition to any specific powers and duties set forth in this Operating Agreement.

f. The Vice Presidents, if any, in the order designated by the Member, shall perform the duties of the President in case of the absence or disability of the latter, or when circumstances prevent the latter from acting, together with such other duties as the Member may prescribe. In case the President and such Vice Presidents are absent or unable to perform their duties, the Member may appoint a President pro tempore.

g. The Secretary shall keep the minutes of all meetings of the Member. The Secretary shall keep such books as may be required by the Member, shall have charge of the seal, minute books and register of Members of the Company and shall give all notices of meetings of the Members and shall have such other powers and duties as the Member may prescribe.

h. The Assistant Secretary, if any, shall perform the duties of the Secretary in case of the absence or disability of the latter, or when circumstances prevent the latter from acting, together with such other duties as the Member may prescribe.

i. The Treasurer shall receive and have in charge all money, bills, notes, bonds, shares in other corporations and similar property belonging to the Company, and shall do with the same as may be ordered by the Member. The Treasurer shall formulate and administer credit and collection policies and procedures, and shall represent the Company in its relations with banks and other financial institutions, subject to instructions from the Member, and shall have such other powers and duties as the Member may prescribe.

j. The Assistant Treasurer, if any, shall perform the duties of the Treasurer in case of the absence or disability of the latter, or when circumstances prevent the latter from acting, together with such other duties as the Member may prescribe.

k. The other officers, if any, shall have such powers and duties as the Member may prescribe.

l. Anything in this Article VIII to the contrary notwithstanding, the Member may, from time to time, increase or reduce the powers and duties of the respective officers of the Company whether or not the same are set forth in this Operating Agreement and may permanently or temporarily delegate the duties of any officer to any other officer, agent or employee and may generally control the action of the officers and require performance of all duties imposed upon them.

m. The Member is authorized to determine or to provide the method of determining the compensation of officers.

n. Any officer, if required by the Member, shall give bond for the faithful performance of his duties. Any surety on such bond shall be at the expense of the Company.

o. The Member is authorized to determine or provide the method of determining how checks, notes, bills of exchange and similar instruments shall be signed, countersigned or endorsed.

p. The President, the Secretary or the Treasurer of the Company are each authorized to sign the name of the Company and to perform all acts necessary to effect a transfer of any shares, bonds, or other evidences of indebtedness or obligations, subscription rights, warrants and other securities of another corporation owned by the Company and to issue the necessary powers of attorney for the same; and each such officer is authorized on behalf of the Company to vote such securities, to appoint proxies with respect thereto, and to execute consents, waivers and releases with respect thereto, or to cause any such action to be taken.

q. Any Member or officer may appoint, employ, or otherwise contract with other persons or entities for the transaction of business of the Company or the performance of services for or on behalf of the Company as they may deem necessary or appropriate.

r. Any Member, officer, or other person specifically authorized by the Member may execute any contract or other agreement or document on behalf of the Company and may execute and file on behalf of the Company with the secretary of state any document required or permitted to be filed under the Act.

IX. INDEMNIFICATION

a. The Company shall indemnify any present or former officer of the Company, and may indemnify any present or former Member, employee or agent of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a Member, officer, employee or agent of the Company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

b. To the extent that a present or former officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (a) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection herewith.

c. Any indemnification under this Article (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the present or former Member, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in this Article.

d. Expenses (including attorneys’ fees) incurred by a present Member, officer, employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Member, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in this Article.

e. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement or insurance.

X. DURATION; DISSOLUTION

a.	The Company will continue in existence until dissolved pursuant to this Article or the Act.

b. The Company will be dissolved and have its affairs wound up and terminated upon the determination of the Member to dissolve the company, or upon the occurrence of any other event causing a dissolution of the Company under Sec, 801 to 804 of the Act.

c. Upon dissolution, the Company will cease carrying on its business and affairs and will commence the winding up of the Company’s business and affairs and complete the winding up as soon as practicable. Upon the winding up of the Company, the assets of the Company will be distributed first to creditors to the extent permitted by law in satisfaction of the Company’s debts, liabilities, and obligations, and second to Members and former Members in satisfaction of liabilities for distributions and in accordance with their Percentage Interests.

XI. MISCELLANEOUS PROVISIONS

a. This Operating Agreement embodies the entire agreement and understanding among the parties with respect to the subject matter within. This Operating Agreement supersedes any and all other agreements, either oral or written, among the parties with respect to the subject matter within.

b. Every provision of this Operating Agreement is intended to be severable. The invalidity or illegality of any particular provision of this Operating Agreement will not affect the other provisions, and this Operating Agreement will be construed in all respects as if such invalid or illegal provisions were omitted.

c. This Operating Agreement may be amended or revoked at any time by the written consent of the Member.

d. This Operating Agreement will be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended & Operating Agreement as of the date first written above.

EATON US HOLDINGS, INC.

By:	/s/ Laura A. Bigler
Laura A. Bigler Vice President & Assistant Secretary